Exhibit 10.3

May 6, 2015

Ms. Lysa A. Clemens

Dear Lysa,

In connection with the business and organizational realignment of Career Education Corporation (the “Company”), I would like to confirm the following:

1.	Effective May 6, 2015, your title will be changed to Senior Vice President, Transitional Operations and Chief Transformation Officer of the Company reporting directly to me.

2.	Your salary and other compensation will not change in connection with this change in title and responsibilities and you will continue to be entitled to the benefit programs available to the senior officers of the Company, including but not limited to the executive severance program as it may be in effect from time to time.

3.	This is to confirm that the Compensation Committee of the Board of Directors previously approved an extension to December 31, 2015 for you to conclude your move to the Chicago area and to be reimbursed by the Company for your relocation costs incurred during your employment by the Company, in a total amount not to exceed $120,000 less amounts previously reimbursed and not to include any tax assistance. If the Company terminates your employment, other than for misconduct, you will be not be required to reimburse the Company for these relocation costs.

4.	You are currently subject to certain non-compete and non-solicitation restrictive covenants which remain in effect for a period of time after a voluntary resignation by you from employment with the Company or for a termination of your employment by the Company for cause. This is to confirm that in the event that the Company terminates your employment, other than for cause, prior to October 31, 2016, such non-compete restrictive covenants will not apply and will not be included in any separation agreement with you that is required to entitle you to payments under the executive severance program. By your signature on this letter, you acknowledge and agree that any non-solicitation restrictions and confidentiality obligations remain in full force and effect as set forth in any agreement or by virtue of your employment with the Company, and are not altered or amended by this letter.

5.	This letter does not contain a guarantee of employment at Career Education Corporation. Your employment is at-will and may be terminated at the will of either you or Career Education Corporation.

Please sign one copy of this Letter indicating your agreement of the terms

Sincerely,

/s/ Ronald D. McCray

Ronald D. McCray

Interim President & Chief Executive Officer

Career Education Corporation

Accepted and Agreed to:

/s/ Lysa A. Clemens	5-6-15
Lysa A. Clemens	Date